EXHIBIT 5.1

[Cooley Godward LLP Letterhead]

June 30, 2005

Tercica, Inc.

651 Gateway Boulevard

Suite 950

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tercica, Inc. (the “Company”) of a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-113718) (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 3,359,560 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s 2002 Stock Plan, 2002 Executive Stock Plan, 2004 Stock Plan and 2004 Employee Stock Purchase Plan (collectively, the “Plans”).

In connection with this opinion, we have examined the Plans, the Registration Statement and related Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

By:	/s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper